Exhibit 10.63

ANALOG DEVICES, INC.
AMENDED AND RESTATED 2022 EMPLOYEE STOCK PURCHASE PLAN
    The purpose of this Amended and Restated 2022 Employee Stock Purchase Plan (this “Plan”) is to provide eligible employees of Analog Devices, Inc. (the “Company”) and certain of its subsidiaries with opportunities to purchase shares of the Company’s common stock, $.16 2/3 par value per share (the “Common Stock”), commencing at such time and on such dates as the Board of Directors of the Company (the “Board”) shall determine. The Company intends for the Plan and Offerings (as defined below) thereunder to qualify as an “employee stock purchase plan” as defined in Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder (each such Offering, a “Section 423 Offering”), and Section 423 Offerings shall be interpreted consistently therewith. However, the Administrator also may authorize the grant of Options (as defined below) under Offerings that are not intended to comply with the requirements of Section 423 of the Code, pursuant to any rules, procedures, agreements, appendices, or sub-plans (collectively, “Sub-Plans”) as may be adopted by the Administrator for such purpose and/or to achieve tax, securities law or other compliance or policy objectives in jurisdictions outside the United States (each such Offering, a “Non-423 Offering”).
Subject to adjustment under Section 15 hereof, the number of whole and fractional shares of Common Stock that have been approved for purchase under the Plan is 5,000,000 shares of Common Stock. For avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Plan may be used to satisfy purchases of Common Stock under Section 423 Offerings and any remaining portion of such maximum number of shares of Common Stock may be used to satisfy purchases of Common Stock under Non-423 Offerings.
1.Administration. The Plan will be administered by the Board or by a committee appointed by the Board (the “Administrator”). The Administrator has authority to (a) make rules and regulations for the administration of the Plan; (b) interpret the terms and provisions of the Plan; (c) make all determinations it deems advisable for the administration of the Plan; (d) determine which Designated Companies (as defined in Section 2) will participate in the Plan, including whether a Designated Company will participate in a Section 423 Offering or a Non-423 Offering, provided that in no event may a Designated Company participate in a Section 423 Offering and a Non-423 Offering at the same time; (e) decide all disputes arising in connection with the Plan; and (f) otherwise supervise the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive. To the extent not prohibited by applicable law, the Administrator may delegate administrative tasks under the Plan to the services of an agent or an officer of the Company, including without limitation, determining the Designated Companies eligible to participate in the Plan or in an Offering thereunder.
2.Eligibility. All employees of (a) the Company and (b) any subsidiary of the Company (as defined in Section 424(f) of the Code) and (c) solely for purposes of any Non-423 Offering, any other entity in which the Company has a greater than fifty percent (50%) equity interest, and in the case of (b) and (c) which has been designated by the Administrator or its delegate from time to time (the Company, and any subsidiary or other such entity so designated are each referred to as a “Designated Company” and are collectively referred to as the “Designated Companies”), are eligible to participate in any one or more of the Offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan provided that:

(i)    they are customarily employed by a Designated Company for more than 20 hours a week and for more than five months in a calendar year;
(ii)    they have been employed by a Designated Company for at least two months prior to enrolling in the Plan; and
(iii)    they are employees of a Designated Company on the first day of the applicable Plan Period (as defined below).
Notwithstanding the foregoing, and without limitation to Section 23, an employee of a Designated Company shall also be eligible to participate in an Offering to the extent that local law requires participation in the Offering to be extended to such employee, as determined by the Administrator in a manner consistent with Section 423 of the Code or otherwise under a Non-423 Offering.
No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.
The Administrator retains the discretion to determine which eligible employees may participate in a Section 423 Offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f). In the case of a Non-423 Offering, an eligible employee (or group of eligible employees) may be excluded from participation in the Plan or an Offering if the Administrator has determined, in its sole discretion, that participation of such eligible employee(s) is not advisable or practicable for any reason.
3.Offerings. The Company will make one or more Section 423 Offerings or Non-423 Offerings (collectively, “Offerings”) to employees to purchase Common Stock under this Plan. Offerings will begin at such time and on such dates as the Administrator shall determine, or the first business day thereafter (such dates, the “Offering Commencement Dates”). Each Offering Commencement Date will begin a six-month period (a “Plan Period”) during which payroll deductions will be made and held for the purchase of Common Stock at the end of the Plan Period. However, the Administrator may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings. Unless otherwise determined by the Administrator, each Offering under the Plan in which eligible employees of the Company or one or more Designated Companies may participate will be deemed a separate offering for purposes of Section 423 of the Code, even if the dates of the applicable Plan Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. With respect to Section 423 Offerings, the terms of separate Offerings need not be identical provided that all eligible employees granted Options in a particular Offering will have equal rights and privileges, except as otherwise may be permitted by Section 423 of the Code; a Non-423 Offering need not satisfy such requirements.
4.Participation. An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office or an agent designated by the Company at least 15 days (or such other number of days as is determined by the Company) prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. Furthermore, with respect to a Designated Company that is incorporated or formed in a non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited or otherwise problematic under local laws (as determined by the Administrator in its sole discretion), the Administrator may permit eligible employees to elect to participate through other contributions in a form acceptable to the Administrator in lieu of payroll deductions. The Administrator shall determine what constitutes “Compensation” for purpose of the Plan. In the absence of a determination by the Administrator, the term “Compensation” shall mean the amount reportable on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, sales incentives, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock or restricted stock units, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s U.S. Federal Income Tax Withholding Statement (or analogous non-U.S. statement). The Administrator will have discretion to determine the application of this definition to eligible employees outside the United States.
5.Deductions. The Company will maintain payroll deduction or other contribution accounts for all participating employees. With respect to any Offering made under this Plan, an employee may authorize a payroll deduction or other contribution in any percentage amount (in whole percentages) at a minimum of 1% up to a maximum of 20% of the Compensation the employee receives during the Plan Period or such shorter period during which deductions from payroll or other contributions are made. The Administrator may, at its discretion, designate a higher minimum, and/or a lower maximum, contribution rate. Without limiting the foregoing, the Administrator may adopt administrative rules relating to the attribution of payroll deductions or other contributions between Plan Periods.
6.Deduction Changes. The Administrator will determine in advance of each Offering Commencement Date whether participants in the Offering are eligible to increase, decrease or discontinue payroll deductions or other contributions during the Plan Period (and, if so, on what terms) and will provide notice of such determination to all employees eligible to enroll in such Plan Period.
7.Interest. Interest will not be paid on any employee accounts, except as required by applicable law or to the extent that the Administrator, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.
8.Withdrawal of Funds. To the extent the Administrator permits withdrawals during a Plan Period, the Administrator will specify whether the employee must draw out the balance accumulated in the employee’s account or whether a partial withdrawal is permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew. The employee may participate in any subsequent Plan Period in accordance with terms and conditions established by the Administrator.
    9.    Purchase of Shares.
        (a)    Number of Shares.    On the Offering Commencement Date for the applicable Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to the number of shares of Common Stock, including fractional shares, determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price of the Common Stock (as determined below) on the Offering Commencement Date; provided that no employee may be granted an Option which permits the employee’s rights to purchase Common Stock under this Plan and any other employee stock purchase plan (as defined in Section 423 of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided further, however, that the Administrator may, in its discretion, set a different formula or a fixed number of shares of Common Stock (including fractional shares) that each eligible employee may purchase per Plan Period which number shall not be greater than the number of shares of Common Stock determined using the formula in the first clause of this Section 9(a), and which shall be subject to the second clause of this Section 9(a).
        (b)    Option Price.    The Administrator shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that for any Section 423 Offering, such Option Price shall be at least 85% of the applicable closing price in either case, and for any Non-423 Offering, such Option Price shall be at least 80% of the applicable closing price in either case. In the absence of a determination by the Administrator, the Option Price for all Offerings will be 85% of the lesser of the closing price of the Common Stock on (A) the first business day of the Plan Period or (B) the Exercise Date. The closing price shall be (1) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is listed or (2) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Administrator. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the last preceding day on which sales were made.

    (c)    Exercise of Option.    Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of shares of Common Stock, including fractional shares (unless otherwise determined by the Administrator), reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.
    (d)    Return of Unused Payroll Deductions. Any balance remaining in an employee’s payroll deduction or other contribution account at the end of a Plan Period that was collected for the purchase of shares of Common Stock in such Plan Period will be automatically refunded to the employee.
    10.    Issuance of Certificates. Certificates representing shares of Common Stock, including any and all fractional shares, purchased under the Plan may be issued only in the name of the employee, or, for U.S. employees only, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book entry registration of shares in lieu of issuing stock certificates. Fractional shares shall be determined to 4 decimal places.
    11.    Rights on Retirement, Death or Termination of Employment. If a participating employee's employment with a Designated Company ends before any Exercise Date, no payroll deduction or other contributions shall be taken from any Compensation then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before any Exercise Date, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to the person or persons entitled thereto pursuant to applicable law. If, before the last business day of the Plan Period, the Designated Company by which an employee is employed ceases to be a subsidiary or eligible affiliate of the Company, or if the employee is transferred to a subsidiary or affiliate of the Company that is not a Designated Company, the employee shall be deemed to have terminated employment for the purposes of this Plan.
    12.    Optionees Not Stockholders. Neither the granting of an Option to an employee nor the deductions from his or her Compensation shall make such employee a stockholder of the shares of Common Stock covered by an Option under this Plan and such employee shall not become a stockholder until he or she has purchased and received such shares.
    13.    Options Not Transferable. Options under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.
    14.    Application of Funds. All funds received or held by the Company under this Plan may be combined with other corporate funds and may be used for any corporate purpose (unless otherwise required by applicable laws).
    15.    Adjustment for Changes in Common Stock and Certain Other Events.
    (a)    Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under this Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Administrator.
        (b)    Reorganization Events.
            (i)    Definition. A “Reorganization Event” shall mean: (A) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (B) any transfer or disposition of all of the Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (C) any liquidation or dissolution of the Company.

            (ii)    Consequences of a Reorganization Event on Options. In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines:

(A) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (B) upon written notice to employees, provide that all outstanding Options will be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options will become exercisable to the extent of accumulated payroll deductions or other contributions as of a date specified by the Administrator in such notice, which date shall be ten (10) days preceding the effective date of the Reorganization Event (or such other number of days as is determined by the Administrator), (C) upon written notice to employees, provide that all outstanding Options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions or other contributions will be returned to participating employees on such date, (D) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of the Reorganization Event and make or provide for a cash payment to each employee equal to (x) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions or other contributions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (y) the result of multiplying such number of shares by such Option Price, (E) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof) and (F) any combination of the foregoing.

    For purposes of clause (A) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
    16.    Amendment of the Plan. The Board may at any time, and from time to time, amend or suspend this Plan or any portion thereof, except that if the approval of any such amendment by the stockholders of the Company is required by law, by Section 423 of the Code or the applicable listing rules of the exchange on which the Common Stock is traded, such amendment shall not be effected without such approval. Notwithstanding the foregoing, the following amendments shall require the approval of the Company’s stockholders: (a) any increase in the number of shares of Common Stock that may be purchased under the Plan, except as provided in Section 15; (b) any ability to issue shares of Common Stock before payment therefor in full; (c) any reduction in the price per share at which Common Stock may be purchased; and (d) any change in the definition of subsidiaries or other entities eligible to participate in the Plan. In no event shall any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.
    17.    Insufficient Shares. If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under this Plan exceeds the maximum number of shares issuable under this Plan, the Administrator will allot the shares then available on a pro-rata basis and shall allow for the allotment of fractional shares.
    18.    Termination of the Plan. This Plan may be terminated at any time by the Board. Upon termination of this Plan all amounts in the accounts of participating employees shall be promptly refunded without interest (unless otherwise required by applicable laws).
    19.    Governmental Regulations. The Company’s obligation to sell and deliver shares of Common Stock, including fractional shares, under this Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock. If, pursuant to this Section 19, the Administrator determines that shares of Common Stock will not be issued to any employee, the Company is relieved from liability to any employee except to refund to the employee the amount in such employee’s payroll deduction or other contribution account, without interest thereon (except as may be required by applicable laws).
    20.    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Commonwealth of Massachusetts
    21.    Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
    22.    Grants to Employees in Non-U.S. Jurisdictions. The Company may, to comply with the laws of a non-U.S. jurisdiction, grant Options under a Section 423 Offering to employees of a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are specified and communicated to the employees in such jurisdiction and that are less favorable (but not more favorable) than the terms of the Options granted under the Section 423 Offering to employees of the Designated Company who are resident in the United States. Notwithstanding the preceding provisions of this Plan, employees of a Designated Company who are citizens or residents of a non-U.S. jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility to participate in a Section 423 Offering if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Offering to violate the requirements of Section 423 of the Code.
23.    Authorization of Sub-Plans. The Administrator may from time to time establish one or more Sub-Plans under the Plan to accommodate requirements of local law and procedures outside the United States, facilitate the administration of the Plan or accomplish other Company objectives in offering the Plan in jurisdictions outside the United States, or to qualify for particular tax treatment under laws of jurisdictions other than the United States. Subject to Section 16 of the Plan, such Sub-Plans may take precedence over the provisions of this Plan, but unless otherwise amended or superseded by the terms of any such Sub-Plan, the provisions of this Plan will govern the operation of Sub-Plans. To the extent inconsistent with the requirements of Section 423 of the Code, any such Sub-Plan will be operated under a Non-423 Offering, and rights granted thereunder will not be required by the terms of the Plan to comply with Section 423 of the Code.
24.    Taxes; Notification of Share Transfer.
    (a)    Tax Withholding. At the time of any taxable event that creates an obligation for any Designated Company to withhold U.S. or non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to an employee) for which an employee is liable in connection with his or her participation in the Plan (“Tax-Related Items”), each affected employee shall, no later than the date of the event creating the withholding obligation for Tax-Related Items, make provision satisfactory to the Administrator for payment of any Tax-Related Items required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, withhold any such Tax-Related Items from any payment of any kind otherwise due to an employee, including one or a combination of the following methods: (i) retaining, from the shares of Common Stock otherwise issuable on the last day of the Plan Period, a number of shares having a fair market value sufficient to cover the withholding obligation for the applicable Tax-Related Items (provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment); (ii) withholding from proceeds from the sale of shares of Common Stock issued upon exercise of the Option, either through a voluntary sale or an automatic sale arranged by the Company; or (iii) withholding from the employee’s wages or other compensation.
    (b)    Notification upon Sale of Shares. To the extent required by the Administrator, each employee participating in a Section 423 Offering agrees, by participating in the Section 423 Offering, to promptly give the Company notice of any disposition of Common Stock purchased under the Plan where disposition occurs within two years after the date of grant of the Option pursuant to which such shares of Common Stock were purchased.
25.    Transfer of Employment. Unless otherwise determined by the Administrator, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a participant transfers from a Section 423 Offering to a Non-423 Offering, the exercise of the participant’s Option will be qualified under the Section 423 Offering only to the extent that such exercise complies with Section 423 of the Code. If a participant transfers from a Non-423 Offering to a Section 423 Offering, the exercise of the participant’s Option will remain non-qualified under the Non-423 Offering.
26.    Section 409A of the Code. Options granted under a Section 423 Offering are exempt from the application of Section 409A of the Code. Options granted under a Non-423 Offering are intended to be exempt from, or to comply with Section 409A of the Code, and as such, the Exercise Date for each Plan Period shall be fixed prior to the Offering Commencement Date and may not be accelerated or deferred unless permitted or required by Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representation in this regard and will have no liability to a participant or any other party if an Option that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Administrator with respect thereto.
27.    Effective Date and Approval of Stockholders. The Plan shall take effect on the date the Plan is approved by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.
Adopted by the Board of Directors on December 8, 2021

Approved by the stockholders on March 9, 2022

Amended & Restated Approved by the Board of Directors on September 12, 2023